                                                                   EXHIBIT 5.1

                                 March 14, 2005

WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219


Ladies and Gentlemen:

         We have acted as counsel to WESCO International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") on March 14, 2005, for the registration of an aggregate of up to 13,075,536 shares beneficially owned by The Cypress Group LLC (the "Selling Stockholder Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), that may be offered or sold from time to time by the selling stockholders identified in the Registration Statement.

         In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith;
(ii) the Company's Restated Certificate of Incorporation; (iii) the Company's Amended and Restated By-laws; and (iv) resolutions adopted by the Board of Directors of the Company (the "Board of Directors"). We have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.

         For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

         The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware (the "DGCL"), including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

         Based upon and subject to the foregoing, it is our opinion that the Selling Stockholder Shares are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the heading "Legal Matters" and to the incorporation by reference of this opinion letter and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Securities Act relating to the Selling Stockholder Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.


                                Yours truly,

                                /s/ Kirkpatrick & Lockhart Nicholson Graham LLP